2019 FORM - 20F EXHIBIT - 18.0

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

CONTINENTAL ENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

30 June 2019

Expressed in U.S. Dollars

Contents

  Financial Statement Title Page.

  Independent Auditor's Reports for Fiscal Years 2019, 2018, and 2017 by Davidson & Company LLP.

  Audited Consolidated Financial Statements for the past three Fiscal Years ended 30 June 2019, 2018, and 2017, including:

    Consolidated Statements of Financial Position.

    Consolidated Statements of Comprehensive Loss.

    Consolidated Statements of Cash Flow.

    Consolidated Statement of Changes in Equity (Deficiency).

    Notes to the Consolidated Financial Statements.

  Management's Discussion & Analysis for Fiscal 2019 year ended 6/30/19 and made on Form 51- 102F in accordance with the Company's obligations in its home country pursuant to the Canadian Securities Administrator's National Instrument 51-102 Continuous Disclosure Obligations and its Companion Policy NI 51-102CP.

CONTINENTAL ENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

30 JUNE 2019

Expressed in U.S. Dollars

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
Continental Energy Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Continental Energy Corporation (the "Company"), as of June 30, 2019 and 2018, and the related consolidated statements of loss and comprehensive loss, cash flows and changes in deficiency for the years ended June 30, 2019, 2018, and 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for the years ended June 30, 2019, 2018, and 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred operating losses over the past several fiscal years and has no current source of operating cash flows, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2015.

Vancouver, Canada	Chartered Professional Accountants

DATE

Continental Energy Corporation
Consolidated Financial Statements
(Expressed in US Dollars)

STATEMENTS OF FINANCIAL POSITION

ASSETS	Note	30 June 2019	30 June 2018
Current		$	$
Cash		66,125	30,887
Receivables		9,818	7,606
Prepaid expenses and deposits		26,673	39,456
		102,616	77,949
LIABILITIES
Current
Accounts payable and accrued liabilities	12	332,639	527,125
Loans from related parties	12	87,500	87,500
		420,139	614,625
Non-current
Promissory notes	10	81,513	-
		501,652	614,625
DEFICIENCY
Share capital	11	18,238,161	17,841,522
Share-based payment and other reserve	11	10,535,182	10,277,321
Deficit		(29,172,379)	(28,655,519)
		(399,036)	(536,676)
		102,616	77,949

Nature of Operations and Going Concern (Note 1)
Subsequent Event (Note 16)

ON BEHALF OF THE BOARD:

"Richard L. McAdoo", Director & CEO

"Phillip B. Garrison", Director & Acting CFO

- See Accompanying Notes –

Continental Energy Corporation
Consolidated Financial Statements
(Expressed in US Dollars)

STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

		Year Ended	Year Ended	Year Ended
		30 June	30 June	30 June
	Note	2019	2018	2017
EXPENSES		$	$	$
Corporate administrative and office costs		75,901	118,693	59,274
Depreciation		-	731	730
Engineering and technical services		11,232	25,000	-
Interest and bank charges	10	18,637	9,541	46,845
Management and employee salaries	12	165,259	166,030	292,236
Professional fees		67,533	96,690	18,753
Regulatory compliance and filing fees		34,293	66,187	6,579
Share-based payments	11	92,250	41,950	-
Travel and accommodation		51,077	82,666	17,441
		(516,182)	(607,488)	(441,858)
Other income (expenses)
Interest and foreign exchange		(5,928)	(1,894)	2,252
Financing cost	9	-	(151,110)	-
Settlement of debt	11, 12	5,250	382,838	-
Transaction cost	6	-	(335,057)	-
Loss and comprehensive loss for the year		(516,860)	(712,711)	(439,606)
Loss Per Share – Basic and Diluted		(0.00)	(0.00)	(0.00)
Weighted Average Number of Shares – Basic and Diluted		171,091,271	152,620,997	123,015,381

- See Accompanying Notes -

Continental Energy Corporation
Consolidated Financial Statements
(Expressed in US Dollars)

STATEMENTS OF CASH FLOWS

		Year Ended	Year Ended	Year Ended
Cash Resources Provided By (Used In)	Note	30 June 2019	30 June 2018	30 June 2017
Operating Activities		$	$	$
Loss for the year		(516,860)	(712,711)	(439,606)
Items not affecting cash
Depreciation		-	731	730
Interest on promissory notes	10	16,432	7,486	45,000
Settlement of debt	11, 12	(5,250)	(382,838)	-
Financing cost	9	-	151,110	-
Share-based payments	11	92,250	41,950	-
Transaction cost	6	-	335,057	-
Changes in non-cash working capital
Receivables		(2,212)	(5,131)	(1,197)
Prepaid expenses and deposits		12,783	84,562	(22,392)
Accounts payable and accrued liabilities		(76,986)	48,937	110,243
		(479,843)	(430,847)	(307,222)
Financing Activities
Private placements	11	550,000	350,000	-
Promissory note principal repayment	10	(30,000)	-	-
Interest paid on promissory notes	10	(4,919)	-	-
Proceeds from exercise of warrants	11	-	20,000	-
Advances from joint venture partner	6	-	79,676	301,990
Proceeds from (repayment of) loans from related parties	12	-	(13,100)	29,100
		515,081	436,576	331,090
Change in cash		35,238	5,729	23,868
Cash Position – Beginning of Year		30,887	25,158	1,290
Cash Position – End of Year		66,125	30,887	25,158

Supplemental cash flow information (Note 14)

- See Accompanying Notes -

Continental Energy Corporation
Consolidated Financial Statements
(Expressed in US Dollars)

STATEMENTS OF CHANGES IN DEFICIENCY

		Share Capital
				Share-Based Payment	Conversion Rights
	Note	Number	Amount	and Other Reserve	Reserve	Deficit	Total
			$	$	$	$	$
Balance on 30 June 2016		123,015,381	16,201,630	9,927,687	92,966	(27,503,202)	(1,280,919)
Loss for the year		-	-	-	-	(439,606)	(439,606)
Balance on 30 June 2017		123,015,381	16,201,630	9,927,687	92,966	(27,942,808)	(1,720,525)

Balance on 30 June 2017		123,015,381	16,201,630	9,927,687	92,966	(27,942,808)	(1,720,525)
Acquisition of CHI	6	14,000,000	541,796	158,204	-	-	700,000
Convertible debt settlement	9	10,350,000	517,500	151,110	-	-	668,610
Reallocation of conversion right reserve on settlement of convertible debt	9	-	92,966	-	(92,966)	-	-
Exercise of warrants	11	2,000,000	20,000	-	-	-	20,000
Reallocation of share-based payment and other reserves on exercise of warrants		-	26,200	(26,200)	-	-	-
Private placement – cash	11	7,000,000	325,430	24,570	-	-	350,000
Settlement of debt	11	7,000,000	116,000	-	-	-	116,000
Share-based payments	11	-	-	41,950	-	-	41,950
Loss for the year		-	-	-	-	(712,711)	(712,711)
Balance on 30 June 2018		163,365,381	17,841,522	10,277,321	-	(28,655,519)	(536,676)

Balance on 30 June 2018		163,365,381	17,841,522	10,277,321	-	(28,655,519)	(536,676)
Private placement – cash	11	11,000,000	384,389	165,611	-	-	550,000
Settlement of debt	11	350,000	12,250	-	-	-	12,250
Share-based payments	11	-	-	92,250	-	-	92,250
Loss for the year		-	-	-	-	(516,860)	(516,860)
Balance on 30 June 2019		174,715,381	18,238,161	10,535,182	-	(29,172,379)	(399,036)

- See Accompanying Notes -

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

1.	Nature of Operations and Going Concern

Continental Energy Corporation ("Continental" or the "Company") is incorporated under the laws of the Province of British Columbia, Canada. The Company's registered address and records office is 1500-1055 West Georgia Street, Vancouver, British Columbia, Canada V6E 4N7.

The Company is a developer of modular, small-scale crude oil refineries that are co-located with smaller and/or stranded oil and gas producing fields. Each refinery will be designed to refine high demand motor fuels for supply to underserved local markets in the Republic of Indonesia. The Company operates its primary business activities through two subsidiaries in Indonesia. Each of these subsidiaries has received the necessary investment licenses to permit foreign direct investment in Indonesia and one has received the required licenses from the Indonesian Ministry of Mines and Energy to build, own, and operate a petroleum refining business. The Company is now working towards securing financing to begin construction.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company is a development stage company and has incurred operating losses over the past several fiscal years and has no current source of operating cash flows. The Company's ability to continue as a going concern is dependent upon its ability to obtain the financing necessary to acquire and develop its projects as well as fund ongoing administration expenses. There are no assurances that sufficient funding will be available.

Management intends to obtain additional funding primarily by issuing common and preferred shares in private placements, and/or by joining with strategic partners and joint venture partners in its refinery developments. There can be no assurance that management's future financing actions will be successful. Management is not able to assess the likelihood or timing of raising capital for future expenditures or acquisitions.

These uncertainties indicate the existence of material uncertainty that casts substantial doubt on the Company's ability to continue as a going concern in the future. If the going concern assumption were not appropriate for these consolidated financial statements, liquidation accounting would apply, and adjustments would be necessary to the carrying values and classification of assets, liabilities, the reported income and expenses, and such adjustments could be material.

2.	Basis of Preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and the interpretations of the International Financial Reporting Interpretations Committee ("IFRIC"). The policies presented in Note 3 were consistently applied to all periods presented.

The Company's Board of Directors, upon the recommendation of its Audit Committee, has approved these financial statements on 21 October 2019.

Basis of Consolidation

These consolidated financial statements include the financial statements of the Company and the entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. All intercompany transactions and balances have been eliminated.

These consolidated financial statements include the accounts of the Company and its subsidiaries as follows:

  PT Continental Hilir Indonesia ("PT-CHI"), an entity incorporated in Indonesia on 12 September 2017, which is 100% owned and controlled by Continental.

  PT Kilang Kaltim Continental ("KKC"), an entity incorporated in Indonesia on 5 December 2017, which is 100% owned and controlled by Continental.

  Continental Hilir Indonesia Pte. Ltd. ("CHI") since its acquisition on 31 August 2017 (Note 6). CHI was incorporated in Singapore and was 100% owned and controlled by Continental. CHI was wound up and struck off the register of active Singaporean companies as the entity was no longer required after the incorporation of the Company's Indonesian subsidiaries in 2017. These consolidated financial statements include the accounts of CHI until 10 December 2018, the date of its dissolution.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

These consolidated financial statements have been prepared on a historical cost basis and presented in United States ("US") dollars, the functional currency of the Company and its subsidiaries, except when otherwise indicated. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting.

3.	Summary of Significant Accounting Policies

Foreign Currencies

The functional currency is the currency of the primary economic environment in which the entity operates. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, the Effects of Changes in Foreign Exchange Rates ("IAS 21").

The Company's functional and presentation currency is the U.S. dollar.

Any transactions in currencies other than the functional currency have been translated to the U.S. dollar in accordance with IAS 21. Transactions in currencies other than the functional currency are recorded at that rates of exchange prevailing on dates of transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at rates prevailing at the date when the fair value was determined. All gains and losses on translation of these foreign currency transactions are included in the statements of loss and comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Loss per Share

Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted loss per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted loss per share by application of the "if converted" method. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted loss per share by application of the treasury stock method. In the years when the Company reports a loss, the effect would be anti-dilutive, and therefore, basic and diluted loss per share are the same.

Share-Based Payments

The Company grants stock options and warrants to buy common shares of the Company to directors, officers, employees, service providers, and other arm's length parties. Such equity settled share-based payment arrangements are entered into for a period and vesting periods determined at its sole discretion of the board of directors and at prices equal to or greater than the closing market price on the day preceding the date they were granted. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee.

The fair value of these equity settled share-based payments is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which these instruments were granted. At each statement of financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of instruments that are expected to vest.

Arrangements in which the Company receives good or services as consideration for its own equity instrument or stock options granted to non-employees, are accounted for as equity settled share-based payments transactions and measured at the fair value of goods and services received. If fair value of goods or services received cannot be estimated reliably, the transaction is measured at the fair value of the equity instruments granted at the date the Company receives the goods or services.

Unit Private Placements

The Company values warrants issued as part of a private placement unit by allocating the proceeds from the issuance of units between common shares and common share purchase warrants on a pro-rata basis based on relative fair values as follows:

  The fair value of common shares is based on the closing market price on the date the units are issued; and

  The fair value of the common share purchase warrants is determined using the Black-Scholes pricing model.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

The fair value attributed to the warrants is recorded in the share-based payment reserve.

Financial Instruments

Measurement – Initial Recognition

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. On initial recognition, all financial assets and liabilities are recorded at fair value, net of attributable transaction costs, except for financial assets and liabilities classified as fair value through profit or loss ("FVTPL"). Transaction costs of financial assets and liabilities classified as at FVTPL are expensed in the period in which they are incurred.

Subsequent measurement of financial assets and liabilities depends on the classifications of such assets and liabilities.

Classification of Financial Assets

Amortized cost

Financial assets that meet the following conditions are measured at amortized cost:

  The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and

  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus principal repayments plus the cumulative amortization, using the effective interest method applied to the difference between the initial amount and the maturity amount, adjusted for any allowance due to losses or gains. Interest income is recognized using the effective interest method.

The Company's financial assets at amortized cost include its cash.

Fair value through other comprehensive income ("FVTOCI")

Financial assets that meet the following conditions are measured at FVTOCI.

  The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and

  The contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Company does not have any instruments classified as financial assets at FVTOCI.

FVTPL

All other financial assets are measured at FVTPL.

The Company, at initial recognition, may also irrevocably designate a financial asset as measured at FVTPL if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases.

Financial assets measured at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss to the extent they are not part of a designated hedging relationship.

The Company does not have any financial assets measured at fair value through profit or loss.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

Impairment of financial assets at amortized cost:

The Company assesses all information available, including on a forward-looking basis, the expected credit losses associated with its assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. To assess whether there is a significant increase in credit risk, the Company compares the risk of a default occurring on the asset as the reporting date, with the risk of default as at the date of initial recognition, based on all information available, and reasonable and supportive forward-looking information.

Financial liabilities and equity

Debt and equity instruments are classified as either financial liabilities or equity in accordance with the substance of the contractual arrangements and the definition of a financial liability and an equity instrument.

An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities. Equity instruments issued by the Company are recognized as proceeds received net of direct issue costs. Repurchase of the Company's own equity instruments is recognized and deducted directly from equity. No gain or loss is recognized, by the Company, in profit or loss on the purchase, sale, or the cancellation of its own equity instruments.

Classification of Financial Liabilities

Financial liabilities that are not contingent consideration of an acquirer in a business combination, held for trading, or designated as at FVTPL, are measured at amortized cost using the effective interest method. The Company's financial liabilities measured at amortized cost include accounts payable and accrued liabilities, promissory notes and loan from related parties.

Derecognition

A financial asset is derecognized when:

  The rights to receive cash flows from the asset have expired;

  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full to a third party under a 'pass-through' arrangement;

  And either (a) the Company has transferred substantially all risks and rewards of the asset, or (b) the Company retains legal title but has contractually or otherwise transferred the associated economic risks and rewards.

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Compound Financial Instruments

Compound financial instruments issued by the Company comprise convertible debt that can be converted into fixed number of common shares of the Company. The liability component of the compound financial instrument is recognized initially at the fair value of a similar liability that does not have any equity conversion option. The equity component is recognized as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Should a compound financial instrument have more than one equity component, transaction costs are allocated to the equity components in proportion to their respective fair values.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition.

Income Taxes

Income tax expense consists of current and deferred tax expense. Income tax expense is recognized in the statements of comprehensive loss.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred taxes are recorded using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, it provides a valuation allowance against the excess.

The following temporary differences do not result in deferred tax assets or liabilities:

  The initial recognition of assets or liabilities that do not affect accounting or taxable profit; and

  Goodwill.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset when they relate to income taxes levied by the same taxation authority.

4.	Significant Accounting Estimates and Judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, profit and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and further periods if it affects both current and future periods.

Critical Judgments:

Acquisition of CHI

The Company acquired 100% of outstanding common shares of CHI (Note 6). The accounting treatment of such acquisitions is dependent upon whether the acquired entity constitutes a business in accordance with IFRS 3, Business Combinations.

A business usually consists of:

  Inputs

    Any economic resource that creates, or has the ability to create, outputs, when one or more processes are applied to it.

  Processes

    Any system, standard, protocol, convention or rule that when applied to an input or inputs, creates or has the ability to create outputs.

  Outputs

    The result of inputs and processes applied to those inputs that provide or have the ability to provide a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members or participants.

Inputs and processes are essential elements that have to be present in order for an entity to be classified as a business. Although a business usually has outputs, they are not required for an integrated set of assets to qualify as a business.

CHI was set up for development of small-scale refinery projects in Indonesia. The entity was still in its early stage of development and did not have any licenses for the development of such projects. It therefore did not have any significant inputs or processes capable of producing outputs. As a result, the entity did not qualify as a business.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

Recovery of deferred taxes

Judgment is required in determining whether deferred tax assets are recognized on the statement of financial position. Deferred tax assets require management to assess the likelihood that the Company will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. The Company has not recognized any deferred tax assets on the statement of financial position as at 30 June 2019.

Critical Accounting Estimates:

Significant estimates relate to, but are not limited to:

Stock options and warrant valuations

The fair value of stock options and warrants granted is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical stock price volatility of comparable companies in a similar stage of life cycle as the Company. The Company uses historical data to estimate the timing of exercises within the valuation model. The risk-free interest rate for the expected term of the instruments is based on the yields of government bonds.

Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company's comprehensive loss for the year.

5.	Recent Accounting Pronouncements and Adoption of New Standards

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or IFRIC.

The Company adopted the following standard on 1 July 2018.

IFRS 9 Financial Instruments

This standard and its consequential amendments have replaced IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in its fair value due to changes in the entity's own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39.

Due to the nature of the Company's financial instruments, i.e. cash being the only financial asset and the loan from a related party and other accounts payable being the only financial liabilities, the adoption of the standard did not have any impact on the Company's financial statements. The classification and measurement of the Company's financial instruments under IAS 39 and the new measurement categories under IFRS 9 are described below:

Measurement Category

	Original (IAS 39)	New (IFRS 9)
Financial Assets:
Cash	Amortized cost	Amortized cost

Financial Liabilities:
Accounts payable and accrued liabilities	Amortized cost	Amortized cost
Loans from related parties	Amortized cost	Amortized cost
Promissory notes	N/A	Amortized cost

The following new standards and amendments to standards have been issued but are not effective during the Company's current fiscal year.

IFRS 16, Leases

This standard and its consequential amendments have replaced IAS 17 – Leases and its associated interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a service contract on the basis of whether the customer controls the asset being leased. For those assets determined to meet the definition of a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains similar to current accounting practice. IFRS 16 is effective for annual periods beginning on or after 1 January 2019. The Company anticipates the adoption of IFRS 16 on its interim office in Jakarta (approximately $1,150 per month) will not have a material impact on the results and financial position of the Company. The Company does not have any other leasing arrangements.

IFRIC 23, Uncertainty over Income Tax Treatment

The interpretation addresses the accounting for income taxes when tax treatments involve uncertainty. It specifically addresses the following:

  Whether an entity considers uncertain tax treatments separately;

  The assumptions an entity makes about the examination of tax treatments by taxation authorities;

  How an entity determines taxable profit or loss, tax bases, unused tax losses, unused tax credits, and tax rates; and

  How an entity considers changes in facts and circumstances.

An entity has to determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty should be followed. The interpretation is effective for annual reporting periods beginning on or after 1 January 2019. The Company will apply the interpretation from 1 July 2019 but expects that the interpretation will not have any significant impact on its consolidated financial statements.

6.	Acquisition

The Company entered into a Joint Development Agreement dated 4 January 2017 (the "JDA") with Continental Hilir Indonesia Pte. Ltd., a privately held Singapore company, regarding the development of small-scale crude oil refinery projects in Indonesia.

During the fiscal year ended 30 June 2018, on 31 August 2017, the Company closed a deal (the "CHI Transaction") with eight subscribers and shareholders (the "Subscribers") of CHI, who had invested a total of $700,000 into CHI, consisting of $550,000 in cash and $150,000 in management services to CHI. CHI had made non-interest bearing reimbursable advances directly to the benefit of the Company of $381,666 in relation the JDA. Upon closure of the CHI Transaction the JDA between CHI and the Company was terminated and extinguished.

In accordance with separate settlement and disposition agreements with each one of the Subscribers, the Company reimbursed the entire $700,000 to the Subscribers by way of the issue of its own securities in an aggregate amount of 14,000,000 Units (the "Units") at a value of $0.05 per Unit. Each Unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year from issue.

Three of the Subscribers are also directors of the Company. The other subscribers are all arms-length and unrelated parties to the Company. Each one of the related parties received 1,000,000 of the Units upon issue on the same terms as the arms-length Subscribers. (Note 12) The allocation of the purchase price was as follows:

Fair value of 14,000,000 shares issued (Note 11)	$541,796
Fair value of 14,000,000 warrants issued (Note 11)	158,204
Total consideration	700,000
Net assets (liabilities) acquired from CHI
Prepayments and advances	98,277
Accounts payable and accrued liabilities	(115,000)
Cash advances settled	381,666
Net assets acquired	364,943

Transaction cost	$335,057

Subsequent to the closure of the CHI Transaction on 31 August 2017, the Company established a new subsidiary in Indonesia, PT-CHI on 12 September 2017. PT-CHI assumed the business objectives and purpose for which the

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

Company and CHI originally entered the JDA. During the fiscal year ended 30 June 2019, the Company caused CHI to be wound up, dissolved, and struck off by the Singapore companies registrar.

7.	Capital Management

The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern in order to pursue new business development and to maintain a flexible capital structure for its projects for the benefits of its stakeholders. The Company's principal source of funds is from the issuance of common shares.

In the management of capital, the Company includes the components of deficiency.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, enter into joint venture arrangements, acquire or dispose of assets, or adjust the amount of cash and short-term investments.

The Company's investment policy is to invest any excess cash in highly liquid short-term interest-bearing investments selected with regard to the expected timing of expenditures from continuing operations.

The Company is not subject to any externally imposed capital requirements and there was no change in the Company's capital management during the year ended 30 June 2019.

8.	Financial Risk Management

The Company's financial instruments are exposed to certain financial risks. The risk exposures and the impact on the Company's financial instruments are summarized below.

Currency risk

The Company is primarily exposed to currency fluctuations relative to the U.S. dollar through expenditures that are denominated in foreign currencies. Also, the Company is exposed to the impact of currency fluctuations on its foreign currency monetary assets and liabilities.

The Company is exposed to foreign currency risk through the following financial assets and liabilities denominated in currencies other than U.S. dollars:

			Accounts
			payable and
			accrued
30 June 2019	Cash	Receivables	liabilities
Canadian dollars	3,026	12,849	(83,353)
Indonesian Rupiah	310,453,039	-	(439,546,620)

			Accounts
			payable and
			accrued
30 June 2018	Cash	Receivables	liabilities
Canadian dollars	987	10,016	(128,813)
Indonesian Rupiah	211,156,790	-	(341,664,000)

			Accounts
			payable and
			accrued
30 June 2017	Cash	Receivables	liabilities
Canadian dollars	5,012	3,212	(63,243)
Indonesian Rupiah	16,857,875	-	(304,510,667)

At 30 June 2019, with other variables unchanged, a 10% change in exchange rates would affect the loss by $6,073 (2018 -$9,860, 2017 – $6,397).

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

Credit risk

Credit risk is the risk of loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company's cash is held by reputable financial institutions. Receivables consist of goods and services taxes due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to cash and receivables is remote.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company's earnings, or ability to obtain equity financing, due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of oil and gas, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Liquidity requirements are managed based on expected cash flows to maintain sufficient capital to meet short term obligations. As at 30 June 2019, the Company had a cash balance of $66,125 which is not sufficient to settle current liabilities of $420,139. The Company's management continues to work on obtaining financing to meet these obligations and also on reaching alternative arrangements with relevant parties.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As at 30 June 2019, the Company has a positive cash balance and other than its promissory notes, which have a fixed interest rate of 9% per annum, its debt was interest free. The Company has no significant concentrations of interest rate risk arising from operations.

9.	Convertible Debt

Total
$

Balance on 30 June 2016	465,014
Interest	45,000

Balance on 30 June 2017	510,014
Interest	7,486
Conversion	(517,500)

Balance on 30 June 2018 and 2019	-

The Company issued a convertible promissory note for cash proceeds of $250,000 on 21 September 2011. The promissory note paid interest at 18% per annum and could be converted to the common shares of the Company at $0.05 per share.

On 31 August 2017, the Company settled the convertible promissory note and accumulated interest thereon in an aggregate amount of $517,500 by the issue to the note holder of 10,350,000 units of the Company at $0.05 per unit. Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year.

The fair value of the warrants included in the units amounted to $151,110 and was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 125%, risk-free interest rate: 1.23%, expected life of warrants (years): 1.00. The Company recognized this fair value in its statement of loss as financing cost.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

Upon conversion of the debt, the value of the conversion option of $92,966, previously recorded as a separate category within equity, was reclassified from conversion rights reserve to share capital.

10.	Promissory Notes

On 1 September 2018, the Company issued three promissory notes to unrelated arms-length parties for an aggregate principal amount of $100,000 in respect of unpaid accounts payable and accrued liabilities of CHI (Note 6). The notes each have a term of two years and bear non-compounding simple interest at a rate of nine (9%) per year on the unpaid balance commencing from 1 September 2017. A continuity of the promissory notes payable is as follows:

$
Balance - 30 June 2018	-
Issuance of promissory notes	100,000
Interest	16,432
Repayments	(34,919)
Balance - 30 June 2019	81,513

11.	Share Capital

Authorized Share Capital

500,000,000 common shares without par value and without special rights or restrictions attached.
500,000,000 preferred shares without par value and with special rights or restrictions attached.

Shares issued

  Common shares issued during this fiscal year ended 30 June 2019

On 26 September 2018, pursuant to a private placement, the Company issued 7,000,000 units of the Company at $0.05 per unit, for proceeds of $350,000. Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.05 per common share for a term expiring on 30 June 2021. The Company allocated $228,545 to common shares and $121,455 to the share purchase warrants based on management's estimate of relative fair values. The fair value of the share purchase warrants was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 100%, risk-free interest rate: 2.18%, expected life of warrants: 2.76 years.

On 26 September 2018, the Company also issued 350,000 common shares to settle a payable to an officer of $17,500. These common shares had a fair value of $0.035 per share on the date of issuance for a total value of $12,250, resulting in a gain on settlement of debt of $5,250.

On 16 December 2018, pursuant to a private placement, the Company issued 4,000,000 units of the Company at $0.05 per unit, for proceeds of $200,000. Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.05 per common share for a term expiring on 30 June 2021. The Company allocated $155,844 to common shares and $44,156 to the share purchase warrants based on management's estimate of relative fair values. The fair value of the share purchase warrants was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 100%, risk-free interest rate: 1.95%, expected life of warrants: 2.54 years.

  Common shares issued during the previous fiscal year ended 30 June 2018

On 31 August 2017, the Company settled a convertible promissory note and accumulated interest thereon in an aggregate amount of $517,500 by the issue to the loan holder of 10,350,000 units of the Company at $0.05 per unit (Note 9). Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year.

On 31 August 2017, the Company issued 14,000,000 units at a value of $0.05 per unit in connection with the acquisition of CHI (Note 6). Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year. The units were recorded at their fair value, being $700,000 and pro-rated between common shares ($541,796) and the share purchase warrants ($158,204). The fair value of the share purchase warrants was estimated using the Black-Scholes option pricing model with the

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

following assumptions: expected dividend yield: 0%, expected stock price volatility: 125%, risk-free interest rate: 1.21%, expected life of warrants (years): 1.00.

On 7 September 2017, 2,000,000 warrants with exercise price of $0.01 per share were exercised for gross proceeds of $20,000 (Note 12).

On 8 September 2017, pursuant to a private placement, the Company issued 1,000,000 units of the Company at $0.05 per unit, for proceeds of $50,000. Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year. The Company allocated $41,876 to common shares and $8,124 to the share purchase warrants based on management's estimate of relative fair values. The fair value of the share purchase warrants was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 125%, risk-free interest rate: 1.21%, expected life of warrants (years): 1.00.

On 28 November 2017, pursuant to a private placement, the Company issued 6,000,000 units of the Company at $0.05 per unit, for proceeds of $300,000. Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year. No brokers or finders' fees were incurred. The Company allocated $283,554 to common shares and $16,446 to the share purchase warrants based on management's estimate of relative fair values. The fair value of the share purchase warrants was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 125%, risk-free interest rate: 1.61%, expected life of warrants (years): 1.00.

On 29 December 2017, the Company issued 1,000,000 common shares to settle a payable to the CEO of $50,000. These common shares had a fair value of $0.02 per share on the date of issuance for a total value of $20,000, resulting in gain on settlement of debt of $30,000.

On 2 January 2018, the Company issued 6,000,000 common shares to settle a payable to the CEO and the CFO of $300,000. These common shares had a fair value of $0.016 per share on the date of issuance for a total value of $96,000, resulting in gain on settlement of debt of $204,000.

  Preferred shares issued

There were no preferred shares issued during the two fiscal years ended 30 June 2018 and 2019.

Stock options

The Company has an approved incentive stock option plan under which the Board of Directors may, from time to time, grant options to directors, officers, employees or consultants. Options granted must be exercised within a period as determined by the board. Options vest on the grant date unless otherwise determined by the board. The aggregate number of common shares which may be reserved as outstanding options shall not exceed 25,000,000, and the maximum number of options held by any one individual at any one time shall not exceed 7.5% of the total number of the Company's issued and outstanding common shares and 15% of same for all related parties (officers, directors, and insiders) as a group.

A reconciliation of the Company's stock options outstanding on 30 June 2019 is as follows:

		Weighted Average
	Number of	Exercise Price
	Options	$ per Share
Outstanding on 30 June 2016 and 2017	-	-
Granted	4,500,000	0.15
Outstanding on 30 June 2018	4,500,000	0.15
Granted	7,500,000	0.05
Expired	(4,500,000)	0.15
Outstanding on 30 June 2019	7,500,000	0.05

On 11 February 2019, the Company granted a total of 7,500,000 stock options to directors and officers of the Company, with and exercise price of $0.05 and term expiring 30 June 2021. The fair value of these stock options was determined to be $92,250, which was charged to the statement of loss and comprehensive loss as share-based payments expense.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

On 31 August 2017, a total of 4,000,000 stock options were granted to directors and officers of the Company, with an exercise price of $0.15 and a term expiring on 31 August 2018. The fair value of these stock options was determined to be $40,800, which was charged to the statement of loss and comprehensive loss as share-based payments expense.

On 16 October 2017, a total of 500,000 stock options were granted an officer of the Company, with an exercise price of $0.15 and a term expiring on 17 October 2018. The fair value of these stock options was determined to be $1,150, which was charged to the statement of loss and comprehensive loss as share-based payments expense.

The fair value of the options granted was estimated using the Black-Scholes option pricing model, with the following assumptions:

	Year Ended	Year Ended	Year Ended
	30 June 2019	30 June 2018	30 June 2017
Expected dividend yield	Nil	Nil	-
Expected stock price volatility	100%	125%	-
Risk-free interest rate	1.79%	1.25%	-
Expected life of options (years)	2.38	1.00	-

A summary of the Company's options outstanding on 30 June 2019 is as follows, and in total have a weighted average remaining contractual life of 2.00 years:

Options	Options	Exercise	Expiry
Outstanding	Exercisable	Price	Date
7,500,000	7,500,000	$0.05	30 June 2021
7,500,000	7,500,000

Warrants

A reconciliation of the Company's warrants outstanding is as follows:

		Weighted Average
	Number of	Exercise Price
	Warrants	$ per Share
Outstanding on 30 June 2016	2,550,000	0.03
Expired	(550,000)	0.10
Outstanding on 30 June 2017	2,000,000	0.01
Issued	31,350,000	0.10
Exercised	(2,000,000)	0.01
Outstanding on 30 June 2018	31,350,000	0.10
Issued	11,000,000	0.05
Expired	(10,350,000)	0.10
Outstanding on 30 June 2019	32,000,000	0.05

During the year ended 30 June 2019, the term and exercise price of 21,000,000 outstanding and unexercised share purchase warrants were amended to reflect a reduction in exercise price from $0.10 each to $0.05 each and an extension of their term and expiry date from 31 August 2018 (14,000,000) and 8 September 2018 (1,000,000) until a new expiry date on 30 June 2020, and from 28 November 2018 (6,000,000) until a new expiry date on 30 June 2021. As the share purchase warrants were issued originally to investors the modification of the terms was a transaction with the Company's shareholders and therefore the incremental value resulting from such amendment did not result in any impact on the Company's statement of loss.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

A summary of the Company's warrants outstanding on 30 June 2019 is as follows:

Number of Shares	Price Per Share	Expiry Date
14,000,000	$0.05	30 June 2020
1,000,000	$0.05	30 June 2020
6,000,000	$0.05	30 June 2021
7,000,000	$0.05	30 June 2021
4,000,000	$0.05	30 June 2021
32,000,000

12.	Related Party Transactions

Key management personnel include persons having the authority and responsibility for planning, directing and controlling the activities of the Company as a whole, and includes the Company's officers, its CEO, Acting CFO, VP of Business Development, and the Company's directors.

As at the 30 June 2019 end of this fiscal year, a total of $227,045 (30 June 2018 - $320,951) was payable to the officers of the Company as accumulated and unpaid salary and fees. These amounts are included in accounts payable and are unsecured and non-interest bearing.

During this fiscal year ended 30 June 2019, the Company paid or accrued salary, fees, or other compensation to the officers of the Company in the amount of $142,445 (2018 - $148,604, 2017 - $275,470).

During this fiscal year ended 30 June 2019, the Company's VP of Business Development converted an amount of $17,500 in accrued and unpaid salary into 350,000 common shares of the Company (Note 11).

As at the 30 June 2019 of this fiscal year, the Company has a loan payable to its CEO in the amount of $87,500 (2018 - $87,500) for cash loaned by the CEO to the Company. The Loan is interest free with no fixed repayment terms.

During this fiscal year ended 30 June 2019, the Company granted 7,500,000 incentive stock options to its directors and officers, with an exercise price of $0.05 and term expiring 30 June 2021. The fair value of these incentive stock options was determined to be $92,250 (2018 - $41,950), using Black Scholes Option Pricing model (Note 11).

During the year ended 30 June 2018, the Company granted 4,500,000 incentive stock options to its directors and officers, with an exercise price of $0.15 and term of one year. The fair value of these incentive stock options was determined to be $41,950, using Black Scholes Option Pricing model (Note 11).

During this fiscal year ended 30 June 2019, the Company amended the terms of 3,000,000 outstanding common share purchase warrants held by three directors of the Company were amended to reflect a reduction in exercise price from $0.10 each to $0.05 each and an extension of their term and expiry date from 31 August 2018 until a new expiry date on 30 June 2020 (Note 11).

During the previous fiscal year ended 30 June 2018, the Company's CEO voluntarily suspended and terminated payment and accrual of salary commencing from 1 July 2017 and continuing until such time as the Company's financial condition permits a resumption of such cost. The CEO also forgave $75,000 in accrued and unpaid salary and agreed to convert $150,000 in accrued and unpaid salaries into 3,000,000 common shares of the Company (Note 11).

During the previous fiscal year ended 30 June 2018, the Company's former CFO resigned effective 31 December 2017, forgave $72,494 in accrued but unpaid salary, and agreed to convert $200,000 in accrued but unpaid salaries into 4,000,000 common shares of the Company (Note 11). From the 31 December 2017 resignation date of the former CFO, the Company terminated accrual of salary upon his resignation date and agreed to pay a total amount of $125,000 by end November 2018 to settle all outstanding compensation and amounts due. Commencing from 1 January 2018, the CFO agreed to continue as "Acting CFO" without additional compensation and did so until his replacement as Acting CFO on 7 November 2018. Accordingly, during the current fiscal year ended 30 June 2019, the Company did not pay or accrue salary for the former CFO. On 7 December 2018 the former CFO ceased to be a director and also thereupon ceased to be a related party of the Company. As at 30 June 2019, the Company has paid a total of $75,000 of the amount due the former CFO by end November 2018; and a total remaining balance amount of $50,000 is past due and unpaid.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCI AL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

During the previous fiscal year ended 30 June 2018, an aggregate amount of $13,100 in personal loans made to the Company by its current Acting CFO was offset and repaid in full and an amount of 2,000,000 warrants issued by the Company to the same director on 13 October 2015 were exercised at the warrant exercise price of $0.01 per share for cash proceeds of $20,000. (Note 11).

During the previous fiscal year ended 30 June 2018, the Company issued 3,000,000 units of its securities, each unit consisting of one common share and one warrant to purchase an additional common share at a price of $0.10 for one year, to three directors of the Company, in conjunction with the CHI Transaction (Note 6). Each director received 1,000,000 units.

13.	Income Taxes

The Company is domiciled in Canada and is therefore subject to tax on estimated assessable profit at the rate of 27.00% (2018 – 27.00%, 2017 – 26.00%). The Company has no assessable profit in Canada.

The tax expense at statutory rates for the Company can be reconciled to the reported income taxes per the statement of loss as follows:

	Year Ended	Year Ended	Year Ended
	30 June 2019	30 June 2018	30 June 2017
	$	$	$
Loss before income taxes	(516,860)	(712,711)	(439,606)
Federal and provincial statutory tax rate	27.00%	27.00%	26.00%
Income tax recovery based on the above rates	(139,552)	(192,432)	(114,298)
Non-deductible expenses and other	44,440	164,973	16,998
Change in tax rates	-	(102,075)	-
Adjustment to prior years provision versus statutory tax returns	(93,327)	-	-
Losses and temporary differences for which no tax benefit has been recorded	188,439	129,534	97,300
Total income taxes	-	-	-

The Company's unrecognized deferred tax assets are as follows:

	30 June 2019	30 June 2018
	$	$
Non-capital losses	2,197,767	2,008,565
Capital losses	384,802	388,967
Resource properties	399,721	397,263
Capital assets	143,204	142,323
Share issue costs and other	10,212	10,149
Total unrecognized deferred tax assets	3,135,706	2,947,267

In assessing the recoverability of deferred tax assets other than deferred tax assets resulting from the initial recognition of assets and liabilities that do not affect accounting or taxable profit, the Company's management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

The Company has non-capital loss carry-forwards of approximately $8,000,000 that may be available for tax purposes as follows:

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2019

	Canada	Indonesia	Total
Expiring in	$	$	$
2024	-	194,000	194,000
2023	-	167,000	167,000
2027	1,120,000	-	1,120,000
2028	1,009,000	-	1,009,000
2029	1,078,000	-	1,078,000
2030	625,000	-	625,000
2031	433,000	-	433,000
2032	449,000	-	449,000
2033	456,000	-	456,000
2034	391,000	-	391,000
2035	614,000	-	614,000
2036	434,000	-	434,000
2037	436,000	-	436,000
2038	565,000	-	565,000
2039	191,000	-	191,000
Non-capital loss carry-forwards	7,801,000	361,000	8,162,000

14.	Supplemental cash flow information

		Year Ended	Year Ended	Year Ended
Non-Cash Investing and	Note	30 June 2019	30 June 2018	30 June 2017
Financing Activities		$	$	$
Acquisition of CHI	6	-	700,000	-
Convertible debt settlement	9	-	668,610	-
Conversion of accounts payable into long-term promissory notes	10	100,000	-	-
Common shares issued in settlement of accrued and unpaid salaries	11,12	12,250	116,000	-
Reallocation of conversion rights reserve on settlement of convertible debt	9	-	92,966	-
Reallocation of share-based payment and other reserve on warrant exercise		-	26,200	-

15.	Segmented Information

The Company currently operates in only one segment which is geographically concentrated within the Republic of Indonesia.

16.	Subsequent Event

Subsequent to this fiscal year ended 30 June 2019, an additional 5,000,000 incentive stock options were granted to directors and an officer, having an exercise price of US$ 0.05 per share and an expiry date of 30 June 2021.

---oOo---

CONTINENTAL ENERGY CORPORATION

FORM 51-102F1

Management's Discussion and Analysis

For the Fourth Quarter and Fiscal Year Ended on 30 June 2019

This Management Discussion and Analysis ("MD&A") has been prepared by the management of Continental Energy Corporation (the "Company") as of 23 October 2019 (the "Report Date").

This MD&A pertains to the three (3) months quarter ended 30 June 2019 that is hereinafter referred to as "This Quarter". This Quarter corresponds to the "Fourth Quarter" ending the Company's fiscal year. Therefore, this MD&A also pertains to the twelve (12) months period of the Company's fiscal year ended 30 June 2019 ("Fiscal 2019").

This MD&A is intended to be read in conjunction with the audited annual consolidated financial statements, the notes thereto, and the auditor's report to the Company for its Fiscal 2019 year ended on 30 June 2019 (the "Audited Annual Financial Statements") that are published and filed herewith.

This MD&A is intended to supplement and complement the unaudited, condensed, interim, consolidated quarterly financial statements (the "Interim Financial Statements") that were separately prepared and filed by management, on similar forms with similar management discussion, for each one of the preceding three Fiscal 2019 quarters, ended on 30 September 2018, on 31 December 2018, and on 31 March 2019.

The financial statements published and filed herewith are consolidated and include the accounts of the Company's two operating subsidiaries as more fully described in Part-11 of this MD&A:

  PT Continental Hilir Indonesia ("PT-CHI").

  PT Kilang Kaltim Continental ("KKC").

All financial information presented herein, and in the Interim Financial Statements, and in the Audited Annual Financial Statements has been prepared in accordance with accounting policies consistent with International Financial Reporting Standards ("IFRS") promulgated by the International Accounting Standards Board. All amounts disclosed are in United States dollars unless otherwise stated.

PART - 1 : NATURE OF BUSINESS

The Company is an emerging developer of conventional and alternative energy capacity integrated with upstream and downstream petroleum supply within the Republic of Indonesia. Why Indonesia? Already a G20 member, Indonesia is predicted by the World Bank to grow to the 4th largest economy in the world by 2045.

PART - 2 : HIGHLIGHT EVENTS DURING THIS QUARTER

Significant events which may have a material effect on the business affairs of the Company that have occurred during This Quarter are summarized below:

Board Meetings Held

In accordance with the Company's policy of holding periodic board meetings on or about the first Saturday of every other month, the board held meetings on 8 April 2019 and 8 June 2019. The meetings were held by VoIP conference call. All four of the Company's directors were present. The board discussed the Company's plans and progress on its objectives. No resolutions were voted on.

Results for Quarter-3 of Fiscal 2019 Posted

In a press release dated 7 June 2019 the Company posted its financial results for the Third Quarter of the Company's Fiscal 2019 year ending 30 June 2019. The press release accompanied filing of the financial statements and management discussion and analysis for the quarter filed on SEDAR.

2 . 1	Share Purchase Warrants Activity During This Quarter

During This Quarter, the following activity involving the Company's share purchase warrants occurred:

  Exercises - No outstanding share purchase warrants were exercised.

  New Issues - No new issues of share purchase warrants were made.

  Expiry - No share purchase warrants expired.

  Amendments - No amendments were made to the terms of any outstanding share purchase warrants.

2 . 2	Incentive Stock Options Activity During This Quarter

During This Quarter, the following activity involving the Company's incentive stock options occurred:

  Exercises - No outstanding incentive stock options were exercised.

  New Grants - No new incentive stock options were granted.

  Expiry - No outstanding and unexercised incentive stock options expired.

  Amendments - No amendments were made to the terms of any outstanding incentive stock options.

2 . 3	New Shares Issues During This Quarter

  Common - No new common shares were issued.

  Preferred - No new preferred shares were issued.

PART - 3 : SHAREHOLDING AT THE END OF THIS QUARTER AND FISCAL 2019

As at the end of This Quarter and end Fiscal 2019, the Company's share capital was issued or held in reserve as follows:

174,715,381	common shares were issued and outstanding.
32,000,000	unexercised warrants were issued and outstanding.
7,500,000	unexercised stock options were issued and outstanding.
Nil	preferred shares were issued and outstanding.

PART - 4 : SUBSEQUENT EVENTS TO THE REPORT DATE

Significant events which may have a material effect on the business affairs of the Company that have occurred subsequent to the end of This Quarter and up to the Report Date are summarized below:

New Director Appointed

In a news release dated 1 October 2019 the Company announced the appointment of a new independent director to the board, Mr. Stuart J. Doshi. Mr. Doshi is a resident of San Francisco, California. Stuart is a graduate of the University of San Francisco with a degree in Finance and holds an MA in Economics from UC Santa Barbara. He has over 40 years of extensive experience in the founding, management, financing, and operations of energy and resource development business. He began his oil and gas career at Natomas Company soon after its acquisition of the Independent Indonesian American Petroleum Company (IIAPCO) and the discovery of substantial oil reserves in Indonesia's first offshore production sharing contract. Stuart rose through a variety of executive management positions to become director of corporate planning for Natomas at the time of its merger with Diamond Shamrock.

During his time at Natomas, Stuart served as manager of its crude oil marketing arm where he oversaw sales to global markets of millions of barrels of oil produced by Natomas from its Indonesian oilfields. Stuart also served in senior executive management positions with Energy Sources Group and Pan Pacific Petroleum before co-founding Geopetro Resources Company, where he continues to serve as Chairman and CEO. Stuart has been involved in taking energy companies public on the Toronto Stock Exchange and on the former American Stock Exchange (now NYSE MKT).

4 . 1	Share Purchase Warrants Activity: Since This Quarter End and Up to the Report Date

  Exercises - No outstanding share purchase warrants were exercised.

  New Issues - No new issues of share purchase warrants were made.

  Expiry - No share purchase warrants expired.

  Amendments - No amendments were made to the terms of any outstanding share purchase warrants.

4 . 2	Incentive Stock Options Activity: Since This Quarter End and Up to the Report Date

  Exercises - No outstanding incentive stock options were exercised.

  New Grants - A total of 5,000,000 new incentive stock options were granted to three directors and one officer of the Company in accordance with the Company's Stock Option Plan. The options have an exercise price of US$ 0.05 and expire on 30 June 2021.

  Expiry - No outstanding and unexercised incentive stock options expired.

  Amendments - No amendments were made to the terms of any outstanding incentive stock options.

4 . 3	New Shares Issues: Since This Quarter End and Up to the Report Date

  No new common shares were issued.

  No new preferred shares were issued.

PART - 5 : SHAREHOLDING AT THE REPORT DATE

As at the Report Date of this MD&A, the Company's share capital is issued or held in reserve as follows:

174,715,381	common shares were issued and outstanding.
32,000,000	unexercised warrants were issued and outstanding.
12,500,000	unexercised stock options were issued and outstanding.
Nil	preferred shares were issued and outstanding.

PART - 6 : FINANCIAL RESULTS OF OPERATIONS

Selected Annual Information for Last Three Fiscal Years

The following table sets out selected annual financial information for the Company and is derived from its audited, consolidated financial statements for the last three fiscal years ended 30 June 2019, 2018, and 2017 respectively.

	US$	2019	2018	2017
Revenue		Nil	Nil	Nil
Expenses		(516,182)	(607,488)	(441,858)
Net Loss for the Year		(516,860)	(712,711)	(439,606)
Basic and Diluted Loss per Share		(0.00)	(0.00)	(0.00)
Total Assets		102,616	77,949	54,105
Total Long-Term Liabilities		81,513	Nil	Nil
Dividends Declared		Nil	Nil	Nil

Summary of Quarterly Results for the Last Eight Quarters

The following table sets out selected and unaudited quarterly financial information for the Company for its last eight quarters and is derived from Interim Financial Statements prepared by management in accordance with accounting policies consistent with IFRS.

			Attributable to Shareholders of the Company
	Revenue	Total Net Income (loss)	Income (loss)	Income (loss) From Continued Operations	Basic & Diluted Per Share Income (loss)
Quarter-4 of Fiscal 2019	Nil	(158,625)	(158,625)	(158,625)	(0.00)
Quarter-3 of Fiscal 2019	Nil	(176,551)	(176,551)	(176,551)	(0.00)
Quarter-2 of Fiscal 2019	Nil	(127,907)	(127,907)	(127,907)	(0.00)
Quarter-1 of Fiscal 2019	Nil	(53,777)	(53,777)	(53,777)	(0.00)
Quarter-4 of Fiscal 2018	Nil	(10,974)	(10,974)	(10,974)	(0.00)
Quarter-3 of Fiscal 2018	Nil	144,751	144,751	144,751	0.00
Quarter-2 of Fiscal 2018	Nil	(13,170)	(13,170)	(13,170)	(0.00)
Quarter-1 of Fiscal 2018	Nil	(833,318)	(833,318)	(833,318)	(0.01)

  Quarterly results will vary in accordance with the Company's business and financing activities. The Company's primary source of funding is through the issuance of share capital. When the capital markets are depressed, the Company's activity level normally declines accordingly. As capital markets strengthen and the Company is able to secure equity financing with favorable terms, the Company's business activity levels increase.

  Non-cash transactions of the Company such as issuance of common shares to settle debt and the valuations of share based payments expenses also affect the size of the Company's quarterly income (loss).

  The significant increase in the loss incurred by the Company during Quarter-1 of Fiscal 2018 is due to the non-cash costs incurred for the acquisition of Continental Hilir Indonesia Pte. Ltd. and the settlement of convertible promissory note by issue of shares. The lower loss incurred during Quarter-4 of Fiscal 2018 is as a result of the Company updating its financial estimate with respect the acquisition of Continental Hilir Indonesia Pte. Ltd.

  The lower loss during Quarter-2 of Fiscal 2018 as well as net income during Quarter-3 of Fiscal 2018 resulted from the Company's settlement of debt through forgiveness or issuance of the common shares of the Company amounted to $307,838 during the periods, reducing the overall expenditures incurred by the Company.

PART - 7 : COMPARATIVE RESULTS OF OPERATIONS

Current and Comparative Fiscal Years

The results of the Company's business operations during the twelve (12) months period and Fiscal Year ended 30 June 2019 (the "Current Fiscal Year") compared with those of the Company's previous twelve (12) months period and Fiscal Year ended 30 June 2018 (the "Comparative Fiscal Year") are:

a)	Overall, the Company incurred a loss from operations during the Current Fiscal Year of $516,860 compared to a loss of $712,711 for the Comparative Fiscal Year, a decrease in loss of $195,851, largely attributable to the transaction and non-cash fair value costs described in paragraph f) below.

b)	The Company incurred a loss per share of $0.00 in the Current Fiscal Year and $0.00 in the Comparative Fiscal Year.

c)	Interest expense during the Current Fiscal Year was $18,637 compared to $9,541 during the Comparative Fiscal Year, an increase of $9,096 due interest accrued on the Company's outstanding promissory notes. During the Comparative Fiscal Year, the Company converted a previous promissory note into units of the Company as described in paragraph f) below.

d)	The Company's cash administrative costs were $405,295 during the Current Fiscal Year compared to $555,266 during the Comparative Fiscal Year, a decrease of $149,971 as a result of higher professional fees and regulatory compliance costs incurred during the Comparative Fiscal Year to complete its annual audits and restore its regulatory filings to current.

e)	Share-based payments expense were $92,250 during the Current Fiscal Year compared to $41,950 during the Comparative Fiscal Year.

f)	The loss incurred by the Company during the Comparative Fiscal Year was primarily due to transaction costs of $335,057 relating to the acquisition of Continental Hilir Indonesia Pte. Ltd. ("CHI") and the loss on settlement of convertible note of $151,110. The Company issued 14,000,000 units to the shareholders of CHI in exchange for shares they held in CHI and obtained majority control of CHI. Total fair value of the units was determined to be $700,000, in return for the net liabilities of CHI worth $16,723 and the settlement of the previous cash advances received from CHI of $381,666, resulting in cost of acquisition of $335,057. The loss on settlement of convertible note pertained to the calculated fair value of the warrants included in the 10,350,000 units issued upon conversion of the note to the common shares of the Company.

g)	During the Comparative Fiscal Year, the Company recognized a gain on settlement of debt resulting from forgiveness of debt by the Company's officers and other suppliers of $148,838. The Company issued 7,000,000 common shares valued at $116,000 to settle debt owing to related parties of $350,000, resulting in an additional gain of $234,000. During the Current Fiscal Year, the Company's gain on settlement of debt to an officer amounted to $5,250, resulting from issuance of 350,000 commons shares valued at $12,250 to settle unpaid salaries of $17,500.

h)	Cash utilized in operating activities during the Current Fiscal Year amounted to $479,843 compared to $430,847 used in the Comparative Fiscal Year. The Company is expanding its operations in Indonesia and expects to expend more cash, depending on availability of further financing.

i)	Net cash raised from financing activities during the Current Fiscal Year was $515,081 compared to $436,576 raised during the Comparative Fiscal Year. During Fiscal 2019 and 2018, the funds raised by the Company were primarily as a result of private placements.

Current and Comparative Quarters

The results of the Company's business operations during the quarter and three (3) months period ended 30 June 2019 (the "Current Quarter") compared with those of the quarter and three month period ended 30 June 2018 (the "Comparative Quarter") are:

a)	Overall, the Company incurred a loss from operations during the Current Quarter of $158,625 compared to a loss of $10,974 for the Comparative Quarter, an increase of $147,651, primarily as a result of the change in estimate of the value of the unit consideration provided by the Company upon the acquisition of CHI, which resulted in a gain during the Comparative Quarter of $199,368.

b)	The Company incurred a loss per share of $0.00 in the Current Quarter and the Comparative Quarter.

c)	The Company's cash administrative costs during the Current Quarter totaled $146,121 compared to $208,932 during the Comparative Quarter, a decrease of $62,811, primarily due to higher management fees during the Comparative Quarter, incurred upon set up of the Company's new subsidiaries and as a result of lower regulatory compliance cost described above.

d)	Share-based payments expense was $nil during the Current Quarter and the Comparative Quarter.

PART - 8 : LIQUIDITY AND CAPITAL MANAGEMENT

As at the end of this Fiscal Year 2019 on 30 June 2019, the Company's Audited Annual Financial Statements reflect a working capital deficit of $317,523 compared to a working capital deficit of $536,676 at the end of the prior Fiscal 2018 year.

During this Fiscal Year, the Company spent $479,843 on its operations. It received $550,000 in unit private placements. The Company also repaid promissory note principal of $30,000 and interest of $4,919, for net cash flows from financing activities of $515,081.

The Company has no significant operations that generate cash flow and its long term financial success is dependent on management's ability to develop new business opportunities which become profitable. These undertakings can take many years and are subject to factors that are beyond the Company's control.

In order to finance the Company's growth and develop new business opportunities and to cover administrative and overhead expenses, the Company raises money through equity sales and from the exercise of convertible securities. Many factors influence the Company's ability to raise such funds, including the health of the capital markets, the climate for investment in the sectors the Company is considering, the Company's track record, and the experience and caliber of its management.

The Company does not have sufficient funds to meet its administrative requirements and new business development objectives over the next twelve months. Actual funding requirements may vary from those planned due to a number of factors, including providing for new opportunities as they arise. The Company believes it will be able to raise the necessary capital it requires but recognizes there will be risks involved that may be beyond its control. The Company is actively sourcing new capital.

The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern in order to pursue new business development and to maintain a flexible capital structure for its projects for the benefits of its stakeholders. The Company's principal source of funds is from the issuance of common shares. In the management of capital, the Company includes the components of shareholders' equity as well as cash and receivables.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, enter into joint venture arrangements, acquire or dispose of assets, or adjust the amount of cash and short-term investments. The Company's investment policy is to invest its cash in liquid short-term interest-bearing investments selected with regard to the expected timing of expenditures from continuing operations. The Company is not subject to any externally imposed capital requirements and there was no change in the Company's capital management during the period ended 30 June 2019.

PART - 9 : RISKS AND UNCERTAINTIES

The Company has no history of profitable operations and is currently in the early stages of its development. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages and limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations.

The Company has no source of operating cash flow and no assurance that additional funding will be available to it to take advantage of further growth and development of new opportunities and projects when required. Although the Company has been successful in the past in obtaining financing through the sale of equity securities or joint ventures, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further growth or new opportunity development.

The Company is very dependent upon the personal efforts and commitment of its existing management and directors. To the extent that management's services would be unavailable for any reason, a disruption to the operations of the Company could result, and other persons would be required to manage and operate the Company.

PART - 10 : RELATED PARTY TRANSACTIONS

Key management personnel of the Company include persons having the authority and responsibility for planning, directing and controlling the activities of the Company as a whole, and includes the Company's officers, its CEO, its Acting CFO, its VP of Business Development, (the "Officers") and the Company's directors. Each one of these persons is a related party.

10 . 1	Related Party Balances

As at the end of the twelve (12) months period and Fiscal 2019 year on 30 June 2019:

a )	an aggregate amount of $228,782 (2018 - $320,951) was due and payable to the Company's Officers as accumulated but unpaid salary and fees. These amounts are included in accounts payable and are unsecured and non-interest bearing; and

b )	an aggregate amount of $87,500 (2018 - $87,500) was due and payable to the Company's CEO as repayment of accumulated loans made in prior years by the CEO to the Company for assistance with working capital. This loan is interest free with no fixed repayment terms.

10 . 2	Transactions With Related Parties

a )	During this fiscal year ended 30 June 2019, the Company's VP of Business Development converted an amount of $17,500 in accrued and unpaid salary into 350,000 common shares of the Company.

b )	During this fiscal year ended 30 June 2019, a total of 4,500,000 outstanding incentive stock options originally granted to directors and officers of the Company expired without exercise on 31 August 2018.

c)	During this fiscal year ended 30 June 2019, the terms of 3,000,000 outstanding common share purchase warrants held by three directors of the Company were amended to reflect a reduction in exercise price from $0.10 each to $0.05 each and an extension of their term and expiry date from 31 August 2018 until a new expiry date on 30 June 2020.

d )	During this fiscal year ended 30 June 2019, the Company granted a total of 7,500,000 incentive stock options to directors and officers (2018 – 4,500,000). The options have an exercise price of US$ 0.05 per share and an expiry date of 30 June 2021.

e )	During the previous fiscal year ended 30 June 2018, an aggregate amount of $13,100 in personal loans made to the Company by its current Acting CFO was offset and repaid in full and an amount of 2,000,000 warrants issued by the Company to the same director on 13 October 2015 were exercised at the warrant exercise price of $0.01 per share for cash proceeds of $20,000.

f )	During the previous fiscal year ended 30 June 2018, the Company issued 3,000,000 Units of its securities, each Unit consisting of one common share and one warrant to purchase an additional common share at a price of $0.10 for one year, to three directors of the Company, in conjunction with the CHI Transaction described in part 7 above. Each director received 1,000,000 units.

g )	A former CFO of the Company resigned effective 31 December 2017, and accordingly, the Company terminated accrual of salary upon his resignation date and agreed to pay a total amount of $125,000 by end November 2018 to settle all outstanding compensation and amounts due. Commencing from 1 January 2018, the CFO agreed to continue as "Acting CFO" without additional compensation and did so until his replacement as Acting CFO on 7 November 2018. Accordingly, during the current fiscal year ended 30 June 2019, the Company did not pay or accrue salary for the former CFO. On 7 December 2018 the former CFO ceased to be a director and also thereupon ceased to be a related party of the Company. As at 30 June 2019, the Company has paid a total of $75,000 of the amount due the former CFO by 30 November 2018; and a total remaining balance amount of $50,000 is past due and unpaid.

10 . 3	Compensation Of Key Management Personnel

a )	During the current fiscal year ended 30 June 2019, the Company, or its wholly owned subsidiaries, paid or accrued salary, fees, or other compensation to the CEO, CEO of its subsidiary, Acting CFO, and its Vice President in the amounts of $36,269, $41,856, $28,000, and $36,320, respectively (2018 - $17,250, $17,250, $80,897, and $33,207 respectively).

b )	The CEO of the Company voluntarily suspended and terminated payment and accrual of his salary as CEO of the Company effective on 1 July 2017 and continuing until such time as the Company's financial condition permits a resumption and such resumption is approved by the Board of Directors.

c)	During the current fiscal year ended 30 June 2019, the Company's PT Kilang Kaltim Continental ("KKC") subsidiary directly paid compensation for work performed in the Jakarta office to the Company's CEO, and also to a Company director who separately serves as the CEO of KKC. The amounts so paid are included in the disclosure in paragraph 10.3a) above.

PART - 11 : SUBSIDIARIES AND OPERATING SEGMENTS

The Company's current business activities are limited to the upstream and downstream industries of the oil and gas business and are geographically concentrated within the Republic of Indonesia. The Company operates these business activities through two special purpose, limited liability, corporate subsidiaries, each incorporated in Indonesia during 2017.

The companies law of Indonesia mandates at least two shareholders and imposes a two tiered, shareholder elected, two board governance regime consisting of a managing board of directors having at least one director and a supervisory board of commissioners having at least one commissioner. The board of commissioners advise and supervise the board of directors who manage the company's operations. The Company exerts absolute control over its Indonesian subsidiaries due to its shareholder voting control and control of the composition of both board its Indonesian subsidiaries.

PT Continental Hilir Indonesia ("PT-CHI")

PT-CHI was incorporated on 12 September 2017 under a foreign direct investment license with the Indonesian government as a management consulting business. The Company acts through PT-CHI and utilizes it to seek out and develop new Indonesian downstream oil and gas industry business opportunities for the Company's benefit. PT-CHI successfully identified and developed one such opportunity which directly led to the formation of a second new special purpose corporate subsidiary, KKC, to build, own, and operate the Maloy Refinery.

PT-CHI has a board of directors with three duly elected members and a board of commissioners with two duly elected members. PT-CHI shares two directors with the Company and the third PT-CHI director is an employee of the Company.

A total of 85% of the allocated share capital of PT-CHI is owned by the Company and 15% was allocated to three directors of the Company, in the proportions 5% each, which are held for the ultimate benefit of the Company. Holding shares in an Indonesian company approved for foreign direct investment confers special privileges for obtaining long term stay visas and work permits on the foreign holders.

PT Kilang Kaltim Continental ("KKC")

KKC was incorporated on 5 December 2017 under a foreign direct investment license with the Indonesian government and holds other licenses from the Ministry of Mines and Energy which permit it to build, own, and operate a 24,000 barrels per day capacity crude oil refinery at the KIPI Maloy International Port and Industrial Park, a new special economic zone and industrial center located in the Kutai Timur Regency of East Kalimantan Province, Indonesia. The Maloy Refinery is intended to refine local domestic Indonesian crude oil feedstocks into motor fuels and other refined products for sale direct to underserved industrial and retail consumers within the East Kalimantan Province.

KKC has a board of directors with one duly elected member and a board of commissioners with one duly elected member. Both the KKC director and the KKC commissioner are also directors of the Company. As of 30 June 2019, KKC has four Jakarta based employees including its director and commissioner.

The Company directly owns a total of 80% of the allocated share capital of KKC and indirectly owns the other 20% through its subsidiary PT-CHI's direct shareholding of 20% in KKC.

PART - 12 : MATERIAL CONTRACTS AND EVENTS

12 . 1	Off - Balance Sheet Arrangements

At the end of This Quarter, the Company does not have any off-balance sheet arrangements not already disclosed elsewhere in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

12 . 2	Material Contracts & Commitments

During This Quarter, no new material contracts or commitments were undertaken, not elsewhere disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

12 . 3	Investor Relations, Publicity and Promotion

During This Quarter, no material new arrangements, or modifications to existing agreements, were made by the Company for investor relations services, publicity, promotion or advertising agreements which are not otherwise already disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

12 . 4	Financial Advice, Consulting, & Fund Raising

During This Quarter, no material new arrangements, or modifications to existing agreements, were made by the Company for financial advisory, finder, consulting or fund raising agreements which are not otherwise already disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

12 . 5	Claims, Contingencies & Litigation

Except for any contingencies elsewhere disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith, the Company knows of no material, active or pending claims or legal proceedings against them; nor is the Company involved as a plaintiff in any material proceeding or pending litigation that might materially adversely affect the Company or a property interest of the Company.

PART - 13 : CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with IFRS as issued by IASB requires that the Company's management make judgments and estimates and form assumptions that affect the amounts in the financial statements and the related notes to those financial statements. Actual results could differ from those estimates. The Company reviews its judgments, estimates, and assumptions on an ongoing basis based on historical experience and other factors that are considered to be relevant under the circumstances. The Company's critical accounting policies and estimates applied in the preparation of its Audited Annual Financial Statements as at 30 June 2019 are as follows:

Critical Judgments:

Acquisition of CHI

The Company acquired 100% of outstanding common shares of CHI. The accounting treatment of such acquisitions is dependent upon whether the acquired entity constitutes a business in accordance with IFRS 3, Business Combinations.

A business usually consists of:

  Inputs - Any economic resource that creates, or has the ability to create, outputs, when one or more processes are applied to it.

  Processes - Any system, standard, protocol, convention or rule that when applied to an input or inputs, creates or has the ability to create outputs.

  Outputs - The result of inputs and processes applied to those inputs that provide or have the ability to provide a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members or participants.

Inputs and processes are essential elements that have to be present in order for an entity to be classified as a business. Although a business usually has outputs, they are not required for an integrated set of assets to qualify as a business.

CHI was set up for development of small-scale refinery projects in Indonesia. The entity was still in its early stage of development and did not have any licenses for the development of such projects. It therefore did not have any significant inputs or processes capable of producing outputs. As a result, the entity did not qualify as a business.

The Company issued shares and warrants to acquire all outstanding common shares of CHI, the fair value of which exceeded the value of the net assets held by CHI. As CHI did not have any significant assets, the Company deemed this acquisition as a transaction to settle its previous obligation to CHI's original shareholders and as a result, the excess consideration was expensed through the Company's statement of loss and comprehensive loss as transaction cost.

Recovery of deferred taxes

Judgment is required in determining whether deferred tax assets are recognized on the statement of financial position. Deferred tax assets require management to assess the likelihood that the Company will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. The Company has not recognized any deferred tax assets on the statement of financial position as at 30 June 2019.

Critical Accounting Estimates:

Significant estimates relate to, but are not limited to:

Stock options and warrants valuation

The fair value of stock options and warrants granted is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical stock price volatility of comparable companies in a similar stage of life cycle as the Company. The Company uses historical data to estimate the timing of exercises within the valuation model. The risk-free interest rate for the expected term of the instruments is based on the yields of government bonds.

Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company's comprehensive loss for the year.

PART - 14 : CHANGES IN ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted the following standard on 1 July 2018.

IFRS 9 Financial Instruments

This standard and its consequential amendments have replaced IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in its fair value due to changes in the entity's own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39.

Due to the nature of the Company's financial instruments, i.e. cash being the only financial asset and the loan from a related party and other accounts payable being the only financial liabilities, the adoption of the standard did not have any impact on the Company's financial statements. The classification and measurement of the Company's financial instruments under IAS 39 and the new measurement categories under IFRS 9 are described below:

Measurement Category
	Original (IAS 39)	New (IFRS 9)
Financial Assets:
Cash	Amortized cost	Amortized cost

Financial Liabilities:
Accounts payable and accrued liabilities	Amortized cost	Amortized cost
Loans from related parties	Amortized cost	Amortized cost
Promissory notes	N/A	Amortized cost

The following new standards and amendments to standards have been issued but are not effective during the Company's current fiscal year.

IFRS 16, Leases

This standard and its consequential amendments have replaced IAS 17 – Leases and its associated interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a service contract on the basis of whether the customer controls the asset being leased. For those assets determined to meet the definition of a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains similar to current accounting practice. IFRS 16 is effective for annual periods beginning on or after 1 January 2019. The Company is currently evaluating the impact of this standard on its interim office in Jakarta (approximately $1,150 per month) and will apply it from 1 July 2019. The Company does not have any other leasing arrangements.

IFRIC 23, Uncertainty over Income Tax Treatment

The interpretation addresses the accounting for income taxes when tax treatments involve uncertainty. It specifically addresses the following:

  Whether an entity considers uncertain tax treatments separately;

  The assumptions an entity makes about the examination of tax treatments by taxation authorities;

  How an entity determines taxable profit or loss, tax bases, unused tax losses, unused tax credits, and tax rates; and

  How an entity considers changes in facts and circumstances.

An entity has to determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty should be followed. The interpretation is effective for annual reporting periods beginning on or after 1 January 2019. The Company will apply the interpretation from 1 July 2019 but expects that the interpretation will not have any significant impact on its consolidated financial statements.

PART - 15 : FINANCIAL INSTRUMENTS

The Company's financial instruments as at the end of This Quarter, consist of cash, accounts payable and accrued liabilities, the loan payable to a related party and promissory notes. The fair value of these instruments approximates their carrying value due to their short-term maturity. There were no off-balance sheet financial instruments.

The Company's financial instruments are exposed to certain financial risks. The risk exposures and the impact on the Company's financial instruments are summarized below.

Currency risk

The Company is primarily exposed to currency fluctuations relative to the U.S. dollar through expenditures that are denominated in foreign currencies. Also, the Company is exposed to the impact of currency fluctuations on its foreign currency monetary assets and liabilities.

The Company is exposed to foreign currency risk through the following financial assets and liabilities denominated in currencies other than U.S. dollars:

			Accounts
			payable and
			accrued
30 June 2019	Cash	Receivables	liabilities
Canadian dollars	3,026	12,849	(83,353)
Indonesian Rupiah	310,453,039	-	(439,546,620)

			Accounts
			payable and
			accrued
30 June 2018	Cash	Receivables	liabilities
Canadian dollars	987	10,016	(128,813)
Indonesian Rupiah	211,156,790	-	(341,664,000)

At 30 June 2019, with other variables unchanged, a 10% change in exchange rates would affect the loss by $6,073 (2018 - $9,860).

Credit risk

Credit risk is the risk of loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company's cash is held by reputable financial institutions. Receivables consist of goods and services taxes due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to cash and receivables is remote.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company's earnings, or ability to obtain equity financing, due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of oil and gas, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Liquidity requirements are managed based on expected cash flows to maintain sufficient capital to meet short term obligations. As at 30 June 2019, the Company had a cash balance of $66,125 which is not sufficient to settle current liabilities of $420,139. The Company's management continues to work on obtaining financing to meet these obligations and also on reaching alternative arrangements with relevant parties.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As at 30 June 2019, the Company has a positive cash balance and other than its promissory notes, which have a fixed interest rate of 9% per annum, its debt was interest free. The Company has no significant concentrations of interest rate risk arising from operations.

PART - 16 : CONTINUOUS DISCLOSURE AND FILINGS

15 . 1	Additional Disclosure for Venture Issuers without Significant Revenue

The Company is a "Venture Issuer" as defined in Section-1.1 of NI 51-102 and in Section-1.1 of NI 52-110. The Company prepares its financial statements and accounts in US dollars currency using IFRS as issued by IASB. All dollar values are in US$ in this statement of executive compensation unless otherwise indicated. Additional disclosure concerning the Company's general and administrative expenses is provided in the Company's statement of loss and comprehensive loss contained in the Audited Annual Financial Statements that are published and filed herewith.

15 . 2	Continuous Disclosure & Filings - Canada

Additional disclosure is made on a continuous basis in accordance with applicable laws and in compliance with securities rules and regulations of the British Columbia Securities Commission ("BCSC"). This disclosure and filings includes annual audited consolidated financial statements and quarterly unaudited interim financial statements. It also includes press releases, material change reports, and disclosure of new or changed circumstances regarding the Company. Shareholders and interested parties may obtain downloadable copies of these mandatory filings made by the Company on "SEDAR" (the System for Electronic Document Archiving and Retrieval at website www.sedar.com). The Company began filing on SEDAR in 1997. All Company filings made on SEDAR during the year and up to the date of this filing are incorporated herein by this reference.

15 . 3	Continuous Disclosure & Filings - USA

The Company is also a full reporting issuer and filer with the US Securities and Exchange Commission ("SEC"), making the Company a "SEC Issuer" as defined in Section-1.1 of NI 51-102 The Company is required to file an annual report with the SEC in the format of a Form 20F annual report which includes audited annual consolidated financial statements. The Company files interim unaudited quarterly financial reports, press releases, material change reports, and disclosure of new or changed circumstances regarding the Company on a periodic basis under Form-6K. The Company has filed electronically on the SEC's EDGAR database (website www.sec.gov/edgar) commencing with the Company's Form 20F at its fiscal year end 2004. Prior to 2004 the Company filed Form 20F annual reports with the SEC in paper form. All Company filings made to US-SEC during the past fiscal year and up to the date of this filing are incorporated herein by this reference.

15 . 4	Form 20F Annual Report and Annual Information Form

As a SEC Issuer, the Company is obliged to file an "Annual Report on Form 20F" with the SEC. As a Canadian Venture Issuer the Company is permitted to file the same Annual Report on Form 20F on SEDAR in satisfaction of the Canadian obligation to file an "Annual Information Form" on Form 51-102F2 or "AIF".

15 . 5	Statement of Executive Compensation - Venture Issuer

As a Venture Issuer in Canada, the Company discloses executive compensation on Form 51-102F6V which is included in the Company's annual information circular filed on SEDAR and provided to shareholders as part of the proxy materials in advance of the Company's annual general meeting.

15 . 6	Additional Disclosure for Emerging Markets Issuers

A substantial component of the Company's business activities are conducted in the Republic of Indonesia and the Company considers itself to be an "Emerging Market Issuer" as defined in the Issuer Guide for Companies Operating in Emerging Markets (the "EMI Guide") published by the Ontario Securities Commission as Staff Notice 51-720. The EMI Guide identifies eight matters as worthy of additional disclosure that Emerging Market Issuer's consider. These are: 1) the local business and operating environment, 2) language and cultural differences, 3) corporate structure, 4) related parties, 5) risk management and disclosure, 6) internal controls, 7) use of and reliance on experts, and 8) oversight of the external auditor and how the effect on the Company's operations of these eight matters may differ in the emerging market from what may be expected if the Company's same business activities were conducted in Canada. The Company provides such disclosure annually in its Annual Report on Form 20F.

PART - 17 : FORWARD -LOOKING STATEMENTS

Forward-looking statements relate to future events or future performance and reflect management's expectations or beliefs regarding future events and include, but are not limited to, statements with respect to the estimation of reserves and resources, projections of anticipated revenue, the realization of reserve estimates, the timing and amount of estimated future production, cost, work schedules, capital requirements, success of resource exploration operations, environmental risks, permitting risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage.

16 . 1	Forward Looking Words and Phrases

In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "projections", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative of these terms or comparable terminology.

16 . 2	Risks and Uncertainties

By their very nature forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks related to actual results of exploration or new project development activities; changes in project parameters as plans continue to be refined; cash flow projections; future prices of resources; possible variations in resource reserves; accidents, labor disputes and other risks of the oil, gas, and alternative energy industries; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; as well as other factors detailed from time to time in the Company's periodic filings on EDGAR and SEDAR.

16 . 3	No Assurance all Risks Anticipated

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

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